October 23, 2025

FingerMotion, Inc.

111 Somerset Road, Level 3

Singapore 238164

Re:         Prospectus Supplement; Form S-3 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the Form S-3 Registration Statement of the Company filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023 (File No. 333-274456) and declared effective on September 29, 2023 (the “Registration Statement”), including the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the SEC on October 23, 2025 (the “ATM Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), pursuant to which the Company will engage in an at-the-market offering (the “Offering”) to offer and sell shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Offering Shares”), in accordance with the terms and conditions of that certain Sales Agreement, entered into by and between the Company and R.F. Lafferty & Co. (the “Sales Agent”), dated as of October 23, 2025 (the “Sales Agreement”) and the Registration Statement and Prospectus. In connection with this, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “DGCL”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)          the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 23, 2014, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on May 16, 2017, the Certificate of Amendment of the Company, as filed with the Secretary of State on June 21, 2017, and the Certificate of Revival of the Company, as filed with the Secretary of State on August 26, 2020 (collectively, the “Certificate of Incorporation”);

(ii)         the Amended and Restated Bylaws of the Company in effect since August 20, 2021 (the “Bylaws”);

(iii)        the Registration Statement, including the Base Prospectus contained in the Registration Statement;

FingerMotion, Inc.

October 23, 2025

(iv)        the ATM Prospectus Supplement;

(v)         the Sales Agreement;

(vi)        a certificate of an officer of the Company (including the resolutions of the board of directors of the Company (the “Board” and such Board resolutions relating to the Offering, the “Board Resolutions”) and the other documents and materials attached thereto and certified therein), dated the date hereof, as to certain matters (the “Officer’s Certificate”); and

(vii)       a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (vii) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (vii) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed: (i) that each of the Offering Shares issued and sold in the Offering are issued and sold to a purchaser pursuant to and in accordance with the terms of the Sales Agreement, the Board Resolutions, the Registration Statement and the Prospectus; (ii) that, prior to or contemporaneous with the issuance and sale of any Offering Shares, the Company shall have received the consideration therefor in accordance with the terms of the Board Resolutions and the Sales Agreement, and that such consideration will never be less than the Minimum Price (as such term is defined in the Board Resolutions); (iii) that as of the time of any issuance of any Offering Shares in the Offering, the issuance of such Shares is duly recorded in the stock ledger of the Company and that, upon the issuance of any such Offering Shares, one or more stock certificates representing such Offering Shares containing all legends required by Section 151(f) of the DGCL will be duly executed and delivered by the officers of the Company entitled to execute stock certificates to reflect the issuance of such Offering Shares; (iv) that at the time any Offering Shares are issued in the Offering, the aggregate number of shares of Common Stock then issued, subscribed for or otherwise committed for issuance does not exceed the number of shares of Common Stock the Company is then authorized to issue under the Certificate of Incorporation; (v) that the Sales Agreement constitutes, or will constitute at all relevant times, as applicable, a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; (vi) that as of the time of any issuance of Offering Shares, the Sales Agreement, the Board Resolutions, the Registration Statement and the Prospectus will be in full force and effect, and there shall not have occurred any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Company; and (vii) that no person or entity acquiring or receiving any Offering Shares pursuant to the Offering is an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

FingerMotion, Inc.

October 23, 2025

We have not participated in the preparation of the Registration Statement, the Base Prospectus or the ATP Prospectus Supplement and assume no responsibility for their respective contents.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.        The Offering Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the Sales Agreement, the Board Resolutions, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable under the DGCL.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the DGCL currently in effect, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

We consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K dated October 23, 2025. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

RBG/AGB